Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.
401 Edgewater Place • Suite 200 • Wakefield, Massachusetts 01880-6210 • (781) 557-1300 • www.franklinstreetproperties.com
Contact: John Demeritt 877-686-9496	FOR IMMEDIATE RELEASE

FRANKLIN STREET PROPERTIES CORP. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Wakefield, MA—February 23, 2010—Franklin Street Properties Corp. (the “Company”, “FSP”, “we” or “our”) (NYSE Amex:  FSP), an investment firm specializing in real estate, announced today Funds From Operations (FFO) of $19.1 million and $71.4 million or $0.24 and $0.98 per share for the fourth quarter and year ended December 31, 2009, respectively.  The Company also announced Net Income of $8.3 million and $27.9 million and Earnings Per Share (EPS) of $0.10 and $0.38 for the fourth quarter and year ended December 31, 2009, respectively.  The Company also provided an update on other activities.

The Company evaluates its performance based on Net Income, EPS, FFO, Gains on Sales (GOS) and FFO+GOS, and believes each is an important measure.  A reconciliation of Net Income to FFO and FFO+GOS, which are non-GAAP financial measures, is provided on page 4 of this press release.

(in 000's except per share data)	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Increase (Decrease)	2009	2008	Increase (Decrease)

Net Income	$8,258	$6,619	$1,639	$27,872	$31,959	$(4,087)

FFO	$19,075	$16,199	$2,876	$71,359	$69,204	$2,155
GOS	424	-	424	424	-	424
FFO+GOS	$19,499	$16,199	$3,300	$71,783	$69,204	$2,579
Per Share Data:
EPS	$0.10	$0.09	$0.01	$0.38	$0.45	$(0.07)
FFO	$0.24	$0.23	$0.01	$0.98	$0.98	$-
GOS	$-	$-	$-	$-	$-	$-
FFO+GOS	$0.24	$0.23	$0.01	$0.98	$0.98	$-

Weighted ave shares (diluted)	79,681	70,481	9,200	73,001	70,481	2,521

Comparing results for the fourth quarter of 2009 to 2008, Net Income and EPS increased $1.6 million or $0.01 per share, FFO increased $2.9 million or $0.01 per share and FFO+GOS increased $3.3 million or $0.01 per share. The increase in FFO was primarily attributable to an increase in investment banking FFO of $1.8 million and an increase in real estate FFO of $1.1 million. The increase from investment banking resulted from greater sales of securities by our investment bank, which were $39.8 million in the fourth quarter of 2009 as compared to no sales of securities by our investment bank for the fourth quarter of 2008. Revenue from our investment bank is primarily based on the value of securities sales. The increase in real estate FFO was primarily from contributions from two acquisitions made in December 2008, two in June 2009 and one in September 2009. The GOS in the fourth quarter of 2009 resulted from a gain recognized on a small piece of land as a result of a land taking. There was no GOS in the fourth quarter of 2008.

Comparing results for the year ended December 31, 2009 to the year ended December 31, 2008, Net Income and EPS decreased $4.1 million or $0.07 per share, FFO increased $2.2 million and FFO+GOS increased $2.6 million, while each remained flat on a per share basis. Comparing results for the full year of 2009 to 2008, the FFO increase was primarily attributable to an increase in FFO real estate of $4.8 million. This increase was partially offset by an FFO decrease from investment banking of $2.6 million. The increase in real estate FFO was primarily from contributions from two acquisitions made in December 2008, two in June 2009 and one in September 2009. The decrease in investment banking resulted from lower sales of securities by our investment bank, which decreased $17.0 million to $40.4 million for 2009 compared to $57.4 million for 2008. Revenue from our investment bank is primarily based on the value of securities sales. The GOS during 2009 resulted from a gain recognized on a small piece of land as a result of a land taking. There was no GOS in the 2008.

George J. Carter, President and CEO, commented as follows:

“For the fourth quarter of 2009, FSP’s profits as represented by FFO + GOS totaled approximately $19.5 million or $0.24 per share, down $0.01 from the third quarter of 2009. Dividend distributions declared for the fourth quarter of 2009, which were payable on February 19, 2010, will be approximately $15.1 million or $0.19 per share. For the full year 2009, FSP’s profits as represented by FFO + GOS totaled approximately $71.8 million or $0.98 per share, flat compared to full year 2008. Dividend distributions for the full year 2009 were approximately $55.3 million or $0.76 per share.

Significant portions of our real estate investment business, specifically property sales and investment banking, are transactional. During the fourth quarter we recognized a gain of approximately $424,000 on a small piece of land associated with one of our office properties, but for the full year, property sales did not make a meaningful contribution to profits. In contrast, our investment banking activity increased significantly in the quarter and produced its first profit contribution of 2009.

Although FSP has certain properties in its portfolio that we would have considered selling in 2009, the general property sales environment remained poor during the year with both liquidity and pricing challenged. Consequently, we did not attempt to sell any of our assets in 2009. The second half of 2009 did show some market improvement on the pricing side which we will continue to carefully monitor in 2010 to see if an improving trend is developing. While the economic realities of lower occupancy and lower rents are still being driven by high nation-wide unemployment, the broader capital markets and liquidity have begun to improve somewhat from very depressed levels. It is likely that both improving office property fundamentals as well as attractive financing availability will be required to meaningfully improve the market place for property dispositions. As an important part of our total return strategy, it will be FSP’s objective to be active in property dispositions once the improving part of the real estate cycle fully re-establishes itself.

During the fourth quarter of 2009, our investment banking group completed investor capital closings totaling $39.8 million. This was a significant increase over the first three quarters of the year, as full year 2009 capital raised totaled only $40.4 million. Investment banking fees associated with offerings in the fourth quarter were lower than historical levels but allowed the bank to operate at a profit for the quarter, producing approximately $1.1 million or about $0.01 per share. For full year 2009, FSP’s investment banking group operated at a loss which totaled approximately $0.6 million or about $0.01 per share. While we believe this business will remain very volatile quarter-to-quarter in 2010, we are cautiously optimistic that business in the new year could show significant increases in profit contribution over 2009.

Our real estate portfolio of 32 properties continued to provide steady rental income during the fourth quarter of 2009 but had a drop in occupancy to 84% from 90% in the previous quarter. The major factor in the occupancy drop was the anticipated vacancy of our property in the Richmond, Virginia suburb of Glen Allen, due to the bankruptcy of its sole tenant, Land America Financial Group, and lease-roll at our office building in Chantilly in northern Virginia. Both of these properties are in desirable markets and are very competitive with surrounding office properties. Re-leasing of these two assets is active and progress is anticipated. However, several of our properties have significant additional lease-roll in 2010 and, as a consequence, we expect occupancy and rental income for the year from those properties to be lower. We anticipate positive re-leasing efforts in 2010 for all these properties, and, if successful in those efforts, look forward to a much more modest portfolio lease-roll in 2011, 2012 and 2013 with potentially meaningful rental income growth in those years.

During 2009, FSP purchased three additional properties, bringing our directly-owned portfolio to 32 properties totaling over 5.9 million square feet. In addition, the Company invested capital in a fourth property that was also syndicated to outside investors through our investment banking group. Finally, a fifth property was purchased in the fourth quarter for syndication through our investment banking group, with FSP retaining the management role of that asset. Aided by these new acquisitions, the Company was able to grow its year-over-year rental income revenues by approximately 9.8%. It will continue to be FSP’s objective to grow our property portfolio and rental income business during 2010 through additional property acquisitions. We continue to see compelling pricing valuations in commercial real estate from sellers who have become adversely affected by the downturn in the U.S. economy and liquidity-constrained capital markets. In addition to using our balance sheet strength to help finance and fund new acquisitions, raising equity by issuing additional shares of our common stock for sale to the broader public markets will also be considered as part of our capital funding/property acquisition/growth strategy. The timing and execution of such capital events will be subject to, among other things, the size and amount of our specific property acquisition opportunities and the acceptance of our shares by the public capital markets.

For 2010, FSP’s profit results are likely to have more quarter-to-quarter variability than in 2009. The transactional nature, success and timing of our re-leasing efforts of existing vacancy and upcoming lease-roll in the portfolio will interplay with the timing of new property acquisitions and the capital closings of private placement offerings through our investment bank to affect FFO levels. We believe that FSP continues to be in an excellent environment to position itself for meaningful future growth in profits and dividends. Our Company will continue to use its capabilities and conservative financial structure to take advantage of real estate investment opportunities that are presenting themselves as a result of the current cyclical downturn in the economy and commercial property market. We are looking forward to 2010 with all of its challenges and opportunities.”

Dividend Announcement

On January 15, 2010, the Company announced that its Board of Directors declared a regular quarterly dividend for the three months ended December 31, 2009 of $0.19 per share of common stock payable on February 19, 2010 to stockholders of record on January 29, 2010.

Real Estate Update

On January 20, 2010, the Company signed a new lease at a Houston, Texas property, for approximately 248,000 square feet of space with one of its tenants, CITGO Petroleum Corporation, effectively extending the lease expiration from February 29, 2012 to February 28, 2022. Supplementary Schedules D & E provide property information for our continuing real estate portfolio of 32 properties and for three non-consolidated REITs that we have interests in as of December 31, 2009. The Company will also be filing a supplemental information package that will provide stockholders and the financial community with additional operating and financial data. The Company will file this supplemental information package with the SEC and make it available on its website at www.franklinstreetproperties.com.

A reconciliation of Net Income to FFO and FFO+GOS is shown below and definitions of FFO and FFO+GOS are provided on Supplementary Schedule H. We believe FFO is used broadly throughout the real estate investment trust (REIT) industry as a measurement of performance and is generally calculated in a similar manner to our calculation. We also believe that FFO+GOS is an important measure as it considers investment performance.

Reconciliation of Net Income to FFO and FFO+GOS:
	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2009	2008	2009	2008

Net income	$8,258	$6,619	$27,872	$31,959
Gain on sale of assets	(424)	-	(424)	-
GAAP (income) loss from non-consolidated REITs	(301)	(580)	(2,012)	(2,747)
Distributions from non-consolidated REITs	1,371	1,510	5,628	5,348
Acquisition costs of new properties	4		643
Depreciation of real estate & intangible amortization	10,167	8,650	39,652	34,644
Funds From Operations (FFO)	19,075	16,199	71,359	69,204
Plus gains on sales of assets (GOS)	424	-	424	-
FFO+GOS	$19,499	$16,199	$71,783	$69,204

Per Share Data
EPS	$0.10	$0.09	$0.38	$0.45
FFO	$0.24	$0.23	$0.98	$0.98
GOS	$-	$-	$-	$-
FFO+GOS	$0.24	$0.23	$0.98	$0.98

Weighted average shares (basic and diluted)	79,681	70,481	73,001	70,481

Today’s news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.franklinstreetproperties.com. We routinely post information that may be important to investors in the Investor Relations section of our website. We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

A conference call is scheduled for February 24, 2010 at 10:00 a.m. (ET) to discuss the fourth quarter and full year 2009 results. To access the call, please dial 1-866-713-8307, passcode 72918537. Internationally, the call may be accessed by dialing 1-617-597-5307, passcode 72918537. To listen via live audio webcast, please visit the Webcasts & Presentations section in the Investor Relations section of the Company's website, www.franklinstreetproperties.com at least ten minutes prior to the start of the call and follow the posted directions. The webcast will also be available via replay from the above location starting one hour after the call is finished.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties. FSP operates in two business segments: real estate operations and investment banking/investment services. The majority of FSP's property portfolio is suburban office buildings, with select investments in certain central business district properties. FSP's subsidiary, FSP Investments LLC (member, FINRA and SIPC), is a real estate investment banking firm and a registered broker/dealer. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes. To learn more about FSP please visit our website at www.franklinstreetproperties.com.

Forward-Looking Statements

Statements made in this press release that state FSP’s or management’s intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States, disruptions in the debt markets, economic conditions in the markets in which we own properties, changes in the demand by investors for investment in Sponsored REITs (as defined in our Annual Report on Form 10-K for the year ended December 31, 2009), risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

Franklin Street Properties Corp.
Earnings Release
Supplementary information
Table of Contents

Franklin Street Properties Corp. Financial Results	A-C
Real Estate Portfolio Summary Information	D
Portfolio and Other Supplementary Information	E
Quarterly Information	F
Largest 20 Tenants – FSP Owned Portfolio	G
Definition of Funds From Operations (FFO) and FFO+GOS	H

Franklin Street Properties Corp. Financial Results
Supplementary Schedule A
Condensed Consolidated Income Statements
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008

Revenue:
Rental	$31,300	$28,915	$122,074	$111,198
Related party revenue:
Syndication fees	2,389	-	2,428	3,766
Transaction fees	1,537	35	2,080	3,641
Management fees and interest income from loans	508	375	1,740	1,739
Other	6	20	61	72
Total revenue	35,740	29,345	128,383	120,416

Expenses:
Real estate operating expenses	8,646	8,026	30,822	28,999
Real estate taxes and insurance	4,349	4,365	19,228	17,740
Depreciation and amortization	9,353	7,744	36,293	30,360
Selling, general and administrative	2,513	1,711	8,891	8,268
Commissions	1,623	131	1,801	2,151
Interest	1,650	1,570	6,570	4,921

Total expenses	28,134	23,547	103,605	92,439

Income before interest income, equity in earnings of
non-consolidated REITs and taxes	7,606	5,798	24,778	27,977
Interest income	9	88	97	745
Equity in earnings of non-consolidated REITs	284	580	1,994	2,747

Income before taxes	7,899	6,466	26,869	31,469
Income tax expense (benefit)	65	(153)	(579)	(490)

Income from continuing operations	7,834	6,619	27,448	31,959
Discontinued operations:
Income (loss) from discontinued operations	-	-	-	-
Gain on sale of assets, less applicable income tax	424	-	424	-
Total discontinued operations	424	-	424	-

Net income	$8,258	$6,619	$27,872	$31,959

Weighted average number of shares outstanding,
basic and diluted	79,681	70,481	73,001	70,481

Earnings per share, basic and diluted, attributable to:
Continuing operations	$0.10	$0.09	$0.38	$0.45
Discontinued operations	-	-	-	-
Net income per share, basic and diluted	$0.10	$0.09	$0.38	$0.45

Franklin Street Properties Corp. Financial Results
Supplementary Schedule B
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share and par value amounts)	December 31,
	2009	2008
Assets:
Real estate assets, net	$921,833	$844,058
Acquired real estate leases, less accumulated amortization
of $34,592 and $29,200, respectively	44,757	28,518
Investment in non-consolidated REITs	92,910	83,046
Assets held for syndication, net	4,827	13,254
Cash and cash equivalents	27,404	29,244
Restricted cash	334	336
Tenant rent receivables, less allowance for doubtful accounts
of $620 and $509, respectively	1,782	1,329
Straight-line rent receivable, less allowance for doubtful accounts
of $100 and $261, respectively	10,754	8,816
Prepaid expenses	2,594	2,206
Related party mortgage loan receivable	36,535
Other assets	844	3,531
Office computers and furniture, net of accumulated depreciation
of $1,233 and $1,108, respectively	384	281
Deferred leasing commissions, net of accumulated amortization
of $4,995, and $3,416, respectively	10,808	10,814
Total assets	$1,155,766	$1,025,433

Liabilities and Stockholders’ Equity:
Liabilities:
Bank note payable	$109,008	$67,468
Term loan payable	75,000	75,000
Accounts payable and accrued expenses	23,787	22,297
Accrued compensation	1,416	1,654
Tenant security deposits	1,808	1,874
Other liabilities: derivative termination value	2,076	3,099
Acquired unfavorable real estate leases, less accumulated amortization
of $2,492, and $1,779, respectively	5,397	5,044
Total liabilities	218,492	176,436

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.0001 par value, 20,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $.0001 par value, 180,000,000 shares authorized, 79,680,705 and 70,480,705 shares issued and outstanding, respectively	8	7
Additional paid-in capital	1,003,713	889,019
Accumulated other comprehensive loss	(2,076)	(3,099)
Earnings (distributions) in excess of accumulated earnings/distributions	(64,371)	(36,930)
Total stockholders’ equity	937,274	848,997
Total liabilities and stockholders’ equity	$1,155,766	$1,025,433

Franklin Street Properties Corp. Financial Results
Supplementary Schedule C
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Year Ended December 31,
(in thousands)	2009	2008
Cash flows from operating activities:
Net income	$27,872	$31,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	36,561	30,444
Amortization of above market lease	3,359	4,283
Gain on sale of real estate assets	(424)	-
Equity in earnings (losses) of non-consolidated REITs	(2,012)	(2,747)
Distributions from non-consolidated REITs	5,628	5,348
Increase (decrease) in bad debt reserve	111	79
Changes in operating assets and liabilities:
Restricted cash	2	-
Tenant rent receivables	(564)	64
Straight-line rents	(1,879)	(1,406)
Prepaid expenses and other assets	907	(901)
Accounts payable, accrued expenses and other items	2,760	448
Accrued compensation	(238)	90
Tenant security deposits	(66)	-
Payment of deferred leasing commissions	(2,659)	(3,353)
Net cash provided by operating activities	69,358	64,308
Cash flows from investing activities:
Purchase of real estate assets and office computers and furniture, capitalized merger costs	(104,544)	(73,888)
Acquired real estate leases	(27,779)	(4,508)
Investment in non-consolidated REITs	(13,218)	(10)
Investment in related party mortgage loan receivable	(35,410)	(1,125)
Redemption of (investment in) certificate of deposit	-	-
Changes in deposits on real estate assets	-	(1,300)
Investment in assets held for syndication	8,159	12,236
Proceeds received on sales of real estate assets	672	-
Net cash used in investing activities	(172,120)	(68,595)
Cash flows from financing activities:
Distributions to stockholders	(55,313)	(70,481)
Purchase of treasury shares	-	-
Proceeds from equity offering	119,600	-
Offering costs	(4,905)	-
Borrowings under bank note payable	-	-
Repayments of bank note payable	41,540	(17,282)
Borrowings under term loan payable	-	75,000
Deferred financing costs	-	(694)
Net cash provided by (used in) financing activities	100,922	(13,457)
Net decrease in cash and cash equivalents	(1,840)	(17,744)
Cash and cash equivalents, beginning of year	29,244	46,988
Cash and cash equivalents, end of year	$27,404	$29,244

Franklin Street Properties Corp. Earnings Release
Supplementary Schedule D
Real Estate Portfolio Summary Information
(Unaudited & Approximated)

Commercial portfolio lease expirations (1)

	Total	% of
Year	Square Feet	Portfolio
2010	797,637	13.4%
2011	402,779	6.8%
2012	433,197	7.3%
2013	354,393	6.0%
2014	585,420	9.8%
2015	467,676	7.9%
Thereafter (2)	2,901,312	48.8%
	5,942,414	100.0%

(1)	Percentages are determined based upon square footage of expiring commercial leases.
(2)	Includes 929,000 square feet of current vacancies.

(dollars & square feet in 000's)	As of December 31, 2009
	# of		% of	Square	% of
State	Properties	Investment	Portfolio	Feet	Portfolio

Texas	7	$ 228,838	24.8%	$ 1,489	25.1%
Virginia	5	160,593	17.4%	940	15.8%
Colorado	4	127,985	13.9%	792	13.3%
Georgia	1	75,593	8.2%	387	6.5%
Missouri	3	72,584	7.9%	477	8.0%
Maryland	2	61,616	6.7%	424	7.1%
Florida	1	48,102	5.2%	213	3.6%
Indiana	1	36,679	4.0%	205	3.5%
Illinois	1	30,098	3.3%	177	3.0%
California	2	21,436	2.3%	182	3.1%
Michigan	1	14,868	1.6%	215	3.6%
Washington	1	14,747	1.6%	117	2.0%
Minnesota	1	14,597	1.6%	153	2.6%
North Carolina	2	14,097	1.5%	172	2.9%
	32	$ 921,834	100.0%	5,942	100.0%

Property by type:
(dollars & square feet	As of December 31, 2009
in 000's)	# of		% of	Square	% of
Type	Properties	Investment	Portfolio	Feet	Portfolio
Office	31	916,807	99.5%	5,844	98.3%
Industrial	1	5,027	0.5%	99	1.7%
	32	$ 921,834	100.0%	5,942	100.0%

Franklin Street Properties Corp. Earnings Release
Supplementary Schedule E
Portfolio and Other Supplementary Information
(Unaudited & Approximated)

Capital Expenditures
Owned Portfolio	Three Months Ended		Twelve Months Ended
(in thousands)	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08

Tenant improvements	$ 1,528	$ 823	$ 4,744	$ 5,387
Deferred leasing costs	457	919	2,659	3,354
Building improvements	619	419	1,466	1,728
	$ 2,604	$ 2,161	$ 8,869	$ 10,469

Square foot & leased percentages	December 31,
	2009	2008

Owned portfolio of commercial real estate
Number of properties	32	29
Square feet	5,942,414	5,417,515
Leased percentage	84%	93%

Investments in non-consolidated commercial real estate
Number of properties	3	2
Square feet	1,995,041	1,461,224
Leased percentage	78%	80%

Single Asset REITs (SARs) managed
Number of properties	11	10
Square feet*	2,406,370	2,684,561
Leased percentage*	91%	92%

Total owned, investments & managed properties
Number of properties	46	41
Square feet*	10,343,825	9,563,300
Leased percentage*	85%	93%

*Excludes a property under construction with approximately 285,000 square feet.

The following table shows property information for our investments in non-consolidated REITs:

			Square	% Leased	% Interest
Single Asset REIT name	City	State	Feet	31-Dec-09	Held
FSP 303 East Wacker Drive Corp.	Chicago	IL	844,081	74.18%	43.7%
FSP Grand Boulevard Corp.	Kansas City	MO	532,453	87.98%	27.0%
FSP Phoenix Tower Corp.	Houston	TX	618,507	73.71%	4.6%
			1,995,041	77.72%

Franklin Street Properties Corp. Earnings Release
Supplementary Schedule F: Quarterly Information
(Unaudited)

(in thousands)
	Q1	Q2	Q3	Q4
Revenue:	2009	2009	2009	2009
Rental	29,818	29,254	31,702	31,300
Related party revenue:
Syndication fees	10	29	-	2,389
Transaction fees	28	514	1	1,537
Management fees and interest income from loans	545	317	370	508
Other	18	18	19	6
Total revenue	30,419	30,132	32,092	35,740

Expenses:
Real estate operating expenses	7,280	7,144	7,752	8,646
Real estate taxes and insurance	4,829	4,686	5,364	4,349
Depreciation and amortization	7,914	10,225	8,801	9,353
Selling, general and administrative	2,008	2,127	2,243	2,513
Commissions	130	40	8	1,623
Interest	1,577	1,599	1,744	1,650
Total expenses	23,738	25,821	25,912	28,134

Income before interest income, equity in earnings in non-consolidated REITs	6,681	4,311	6,180	7,606
Interest income	36	36	16	9
Equity in earnings in non-consolidated REITs	792	443	475	284

Income before taxes on income	7,509	4,790	6,671	7,899
Taxes on income	(299)	(75)	(270)	65

Income from continuing operations	7,808	4,865	6,941	7,834
Income from discontinued operations	-	-	-	-

Income before gain on sale of properties	7,808	4,865	6,941	7,834
Gain on sale of assets	-	-	-	424
Net income	$7,808	$4,865	$6,941	$8,258

FFO and FFO+GOS calculations:

Net income	$7,808	$4,865	$6,941	$8,258
(Gain) Loss on sale of assets	-	-	-	(424)
GAAP income from non-consolidated REITs	(792)	(443)	(475)	(301)
Distributions from non-consolidated REITs	1,615	1,523	1,119	1,371
Acquisition costs	-	248	391	4
Depreciation & amortization	8,707	11,216	9,561	10,167
Funds From Operations (FFO)	17,338	17,409	17,537	19,075
Plus gains on sales of assets	-	-	-	424
FFO+GOS	$17,338	$17,409	$17,537	$19,499

Franklin Street Properties Corp. Earnings Release
Supplementary Schedule G
Largest 20 Tenants – FSP Owned Portfolio
(Unaudited & Estimated)

The following table includes the largest 20 tenants in FSP’s owned portfolio based on leased square feet:

	As of December 31, 2009
					% of
	Tenant		Sq Ft	SIC Code	Portfolio
1	Noblis, Inc.		252,613	54	4.2%
2	CITGO Petroleum Corporation	(1)	248,399	29	4.2%
3	Tektronix Texas, LLC		241,372	73	4.1%
4	Burger King Corporation		212,619	58	3.6%
5	New Era of Networks, Inc. (Sybase)		199,077	73	3.4%
6	RGA Reinsurance Company		185,501	63	3.1%
7	Citicorp Credit Services, Inc.	(2)	176,848	61	3.0%
8	C.H. Robinson Worldwide, Inc.		153,028	47	2.6%
9	Geisecke & Devrient America, Inc.		135,888	73	2.3%
10	Murphy Exploration & Production Company		133,786	13	2.2%
11	Monsanto Company		127,778	28	2.2%
12	Northrop Grumman Systems Corporation		111,469	73	1.9%
13	Maines Paper & Food Service, Inc.		98,745	51	1.6%
14	Amdocs, Inc.		91,928	73	1.5%
15	County of Santa Clara		90,467	91	1.5%
16	Ober Kaler Grimes & Shriver		89,885	81	1.5%
17	Vail Holding Corp d/b/a Vail Resorts		83,620	79	1.4%
18	International Business Machines Corp.		83,209	79	1.4%
19	Corporate Holdings, LLC		81,818	67	1.4%
20	Noble Royalties, Inc.		78,344	67	1.3%
	Total		2,876,394		48.4%

(1)
On January 20, 2010, the Company signed a new lease at a Houston, Texas property, for approximately 248,000 square feet of space with one of its tenants, CITGO Petroleum Corporation, effectively extending the lease expiration from February 29, 2012 to February 28, 2022.

(2)	The lease with Citicorp Credit Services, Inc. is guaranteed by Citigroup, Inc.

Franklin Street Properties Corp. Earnings Release
Supplementary Schedule H
Definition of Funds From Operations (“FFO”),
and FFO plus Gains on Sales (“FFO+GOS”)

The Company evaluates the performance of its reportable segments based on several measures including Funds From Operations (“FFO”) and FFO plus Gains on Sales (“FFO+GOS”) as management believes they represent important measures of activity and are an important consideration in determining distributions paid to equity holders. The Company defines FFO as net income (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from sales of property and acquisition costs of newly acquired properties that are not capitalized, plus depreciation and amortization, and after adjustments to exclude non-cash income (or losses) from non-consolidated or Sponsored REITs, plus distributions received from non-consolidated or Sponsored REITs. The Company defines FFO+GOS as FFO as defined above, plus gains (or losses) from sales of properties and provisions for assets held for sale, if applicable.

FFO and FFO+GOS should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of the Company’s financial performance, nor as alternatives to cash flows from operating activities (determined in accordance with GAAP), nor as measures of the Company’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of the Company’s needs. Other real estate companies may define these terms in a different manner. We believe that in order to facilitate a clear understanding of the results of the Company, FFO and FFO+GOS should be examined in connection with net income and cash flows from operating, investing and financing activities in the consolidated financial statements.